Exhibit 10.4

CHITTENDEN CORPORATION CHIEF EXECUTIVE OFFICER

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

AS AMENDED AND RESTATED JANUARY 1, 2005

I. Purpose

Chittenden Corporation (“Chittenden”) finds it desirable to provide a non-qualified supplemental retirement plan for its Chief Executive Officer. The plan is intended to: (1) offset the effect of certain regulatory restrictions on contributions to qualified pension and savings plans, and (2) recognize that the Chief Executive Officer may have an insufficient working career at Chittenden to realize a pension benefit that is an acceptable portion of the Chief Executive Officer’s working salary and benefits. To compensate for these factors and to reward a Chief Executive Officer’s performance, Chittenden will provide a Supplemental Pension for the Chief Executive Officer under the terms and conditions contained herein.

The Plan is hereby amended and restated to comply with Internal Revenue Code Section 409A, added by the American Jobs Creation Act of 2004, effective January 1, 2005. As provided herein, Plan provisions in effect as of December 31, 2004, shall continue to apply with respect to the Chief Executive Officer’s Accrued Benefit attributable to allocations prior to January 1, 2005. Accordingly, such Accrued Benefits will not be subject to the requirements of Code Section 409A. Thus, any changes hereunder which have been made in order to comply with Code Section 409A shall apply only to deferred compensation earned on and after January 1, 2005, unless explicitly stated otherwise. This is an amended and restated version of the plan as it was originally effective January 1, 1993 and previously amended and restated August 19, 1998 and June 19, 2002

II. Definitions

(a)	Accrued Benefit shall mean all sums allocated pursuant to Paragraphs IV and VIII including interest credited thereon pursuant to Paragraph V.

(b)	Board shall mean the Board of Directors of the Chittenden Corporation.

(c)	Chief Executive Officer shall mean Paul Perrault.

(d)	Code shall mean the Internal Revenue Code of 1986, as amended from time to time.

(e)	Disability shall mean a condition that causes the Chief Executive Officer to become (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of at least 12 months, or (b) entitled, by reason of such medical or physical impairment, to income replacement benefits for a period of at least 3 months under the long term disability plan sponsored by Chittenden.

(f)	ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

(g)	Gross Salary shall mean the total of all salary, benefits, and bonuses paid to the Chief Executive Officer by the Corporation or its subsidiaries and reported in box 1 (wages, tips, other compensation) of form W-2 together with that portion of compensation not reported in box 1 of the form W-2 (i.e., Flexible Medical/Dental premiums, Health Care/Dependent Care Flexible spending accounts, Qualified Transportation Fringe contributions, employee 401(k) pre-tax contributions, employee deferrals under the Supplemental Executive Savings Plan and deferrals under the Deferred Compensation Plan) less gains on sale of stock options or receipt of restricted shares which must be reported in this box for purposes of tax reporting.

(h)	Plan shall mean this Chief Executive Officer Supplemental Executive Retirement Plan as set forth herein and as may be amended from time to time.

(i)	ROE shall mean return on average common shareholders’ equity calculated on an annual basis as of December 31st.

(j)	Unforeseeable Emergency shall mean a severe financial hardship of the Chief Executive Officer or his named beneficiary resulting from illness or accident of the Chief Executive Officer or beneficiary, the Chief Executive Officer’s or beneficiary’s spouse, or the Chief Executive Officer’s or beneficiary’s dependent (as defined in Code Section 152(a)); loss of the Chief Executive Officer’s or beneficiary’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Chief Executive Officer or beneficiary, as provided under Code Section 409A and associated regulations.

III. Plan Construction

This is a defined contribution, non-qualified retirement plan. This means that Chittenden will allocate a specific amount to a notional account calculated in accordance with Paragraph IV below but the Plan will not pay a specific benefit. The notional account will earn interest in accordance with Paragraph V. Further, this Plan is intended to be a “top hat plan” under ERISA which is unfunded and is maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of sections 201(2), 301(a)(3), and 401(a)(1) of ERISA, and shall be interpreted and administered to the extent possible in a manner consistent with that intent. Benefits under the Plan are not protected by the Pension Benefit Guaranty Corporation. Any assets funding the Plan are subject to the claims of the general creditors of Chittenden. Benefits paid under this Plan cannot be rolled over into any tax-qualified retirement plan.

IV. Allocations

Allocations to the Plan shall be made on an annual basis each January. The amount of the annual allocation shall be a certain percentage of Gross Salary based on the ROE of Chittenden as of December 31st of each year determined in accordance with the following schedule:

ROE %	% of Gross Salary
10	20
11	23
12	26
13	29
14	32
15	35
16	38
17	41
18	41
19	41
20	41

Should attained ROE in any given year be a partial percentage, it shall be rounded to the nearest .5% and the annual contribution shall be interpolated accordingly.

Allocations made to the Plan under this Paragraph IV shall be reduced by any allocations made on behalf of the Chief Executive Officer under certain nonqualified retirement plans as follows:

•	Prior to 2006, allocations under Section 3.1 of the Chittenden Corporation Supplemental Executive Cash Balance Restoration Plan effective January 1, 1996

•	Beginning in 2006, core and transition allocations under Sections 3.3 and 3.4 of the Chittenden Corporation Supplemental Executive Savings Plan.

This reduction shall be calculated and accomplished on an annual basis. An allocation shall be made each year that the minimum ROE is met and the Chief Executive Officer remains employed with Chittenden in a full time capacity. The Board, at its sole discretion, may amend the above schedule any time and may award allocations in addition to the specific annual allocation described in this Paragraph.

V. Interest Calculation

Accrued balances shall earn interest based upon Chittenden’s average yield on earning assets for the time period over which the interest is being credited. For example, the interest credit calculation for 2005 will use Chittenden’s average yield on earning assets for 2005. The accrued balance that will be included in the interest credit calculation is the sum of the December 31st balance from the previous year plus one-half of the award for the current year under Paragraph IV. For example, interest earned for 2005 would be calculated by multiplying the December 31, 2004 balance, plus one-half of any award granted based upon 2005 performance, times the 2005 average yield on earning assets.

VI. Vesting

The Accrued Benefit shall be 100 percent vested to the Chief Executive Officer at all times.

VII. Distributions

Distributions of Accrued Benefits will occur only upon the following events: termination from active employment, Disability, death and Unforeseeable Emergency.

Distributions upon an Unforeseeable Emergency will be made in a lump sum equal to the lesser of (a) the Accrued Benefit provided by allocations made for 2005 and after, and (b) the minimum amount necessary to satisfy the severe financial hardship, after insurance reimbursement and compensation and all other liquid assets of the Chief Executive Officer are considered (including, without limitation, all vested balances which are eligible for withdrawal or payment under the Incentive Profit Sharing and Savings Plan, the Supplemental Executive Savings Plan, and the Deferred Compensation Plan), in accordance with Code Section 409A and associated regulations. The distribution will be made as soon as practicable once the event has been determined to be an Unforeseeable Emergency.

Distributions in connection with termination from active employment shall begin upon termination, or at a later specified date, at the election of the Chief Executive Officer. Notwithstanding the foregoing, the benefit attributable to deferrals on and after January 1, 2005 may not commence earlier than 6 months after termination. Distributions in connection with Disability or death shall begin as soon as is practicable following the event, or at a later specified date, at the election of the Chief Executive Officer. Distributions except those under Unforeseeable Emergency shall be made in one of the following forms at the election of the Chief Executive Officer:

(a)	level quarterly installment payments over a specified time period (not exceeding 20 years),

(b)	level quarterly installment payments of a specified dollar amount (not to exceed the Accrued Benefit upon termination and over a period of time not to exceed 20 years), or

(c)	a lump sum payment.

In the event of the Chief Executive Officer’s death after installment payments have begun but before the Accrued Benefit is fully paid, the unpaid Accrued Benefit shall either be paid in installments to the named beneficiary (or continuing installments to the named beneficiary if payments have already commenced to the Chief Executive Officer), or (ii) a lump sum to the named beneficiary as soon as is practicable following death, based on the Chief Executive Officer’s election.

Elections with respect to the date and form of payment can be made by the Chief Executive Officer separately with respect to each event and separately with respect to all allocations made prior to 2005 and all allocations made for 2005 and later. The election as to the date distributions begin and the form of payment must be made at least 12 months prior to the event. In addition, if a date and/or form of payment has already been elected, the following restrictions apply to any revised payment form or timing election:

(a)	For allocations made before 2005: The Chief Executive Officer may change his payment form or timing election at least 12 months prior to the first scheduled payment date. Any revised payment date must also be at least 12 months from the date the revised election is made.

(b)	For allocations made for 2005 and after: The Chief Executive Officer may change his payment form or timing election provided the following criteria are satisfied: (i) the election does not take effect until 12 months after the date of the election, (ii) except in the event of Disability or death, the election extends the date for payment, or the start date for installment payments, by at least five years, and (iii) in the case of an election to defer a previously elected distribution upon attainment of a certain age or date, the change election is made at least 12 months before the date previously elected. No election under this paragraph may operate to accelerate any payment or distribution hereunder or violate any requirement of Code Section 409A or the regulations and rulings thereunder. Installment payments to the Chief Executive Officer will be deemed a single payment for purposes of the anti-acceleration rule under Code Section 409A(a)(3) and the rules governing the timing of changes in elections with respect to time and form of payment hereunder pursuant to Code Section 409A(a)(4).

Notwithstanding the foregoing, the Chief Executive Officer may change a distribution election without regard to the restrictions in (b) above provided such election change is made prior to December 31, 2006 or such later date as may be permitted under Department of Treasury regulations under Code Section 409A and in accordance with the restrictions in (a) above, and further provided that such election does not apply to amounts that the Chief Executive Officer would otherwise have received in 2006 or cause a payment to be accelerated to 2006.

In the absence of elections by the Chief Executive Officer, distribution shall be made as a lump sum payment as soon as practicable following the event (unless the event is a termination from active employment in which case the distribution will be made as a lump sum 6 months after termination).

In the event that the Chief Executive Officer elects quarterly installment payments over a specified time period above, the Accrued Benefit as of the date benefits commence will be converted into level quarterly payments over the specified time period on an actuarially equivalent basis based upon Chittenden’s average yield on earning assets over the three calendar years immediately preceding the year in which benefits commence.

In the event that the Chief Executive Officer elects quarterly installment payments equal to a specified amount above, the unpaid Accrued Benefit at any point in time after the first payment date will be adjusted to reflect actual payments made and annual interest credited based on Chittenden’s average yield on earning assets over the three calendar years immediately preceding the year in which benefits commenced. In no event will any payment exceed the unpaid Accrued Benefit.

In addition to the distributions provided for in this Article, the Plan provides for a distribution under the following circumstance: In the event that, notwithstanding the intent that this Plan satisfy in form and operation the requirements of Code Section 409A, it is determined that the requirements of Code Section 409A have been violated with respect to the Chief Executive Officer, a distribution will be made equal to the amount determined to be includable in taxable income of such Chief Executive Officer as a result of such a violation of Code Section 409A.

Notwithstanding any other provision of this Plan, distributions and elections respecting distributions are intended to be and will be administered in accordance with the provisions of Code Section 409A and the regulations and rulings thereunder (including the provisions prohibiting acceleration of payment unless specifically permitted by such regulations and rulings).

VIII. Successor Obligations

Notwithstanding any other provision of the Plan, in the event of a merger or acquisition in which Chittenden ceases to exist as a distinct entity or a change of control as defined in a certain agreement between Chittenden Bank and Paul Perrault dated July 26, 1990, an additional allocation to the Plan shall be made as of the date of the event equal to three times the average of the prior 2 years’ allocations made pursuant to Paragraph IV. In addition, within 90 days after the merger, acquisition or change in control, the surviving organization shall contribute to a “rabbi” trust or some other funding arrangement an amount equal to the Accrued Benefit as of the date of the event, including the additional allocation described above, if any. The Chief Executive Officer may designate the “rabbi” trust or other funding arrangement, provided that such trust or arrangement shall at all times remain subject to the claims of the surviving organization’s general creditors. The surviving organization shall have no obligation or requirement to make continuing allocations under the terms of the Plan. Interest as defined in Paragraph V shall continue to accrue on the Accrued Benefit after any such event. The Accrued Benefit shall be payable in accordance with the Chief Executive Officer’s elections made under Paragraph VII.

IX. Plan Administration and Miscellaneous

This Plan shall be administered by a committee appointed by the Board to serve at their pleasure. The committee shall have full discretion to interpret and administer this Plan and its decision in any matter involving the interpretation and application of this Plan shall be final and binding on all parties. Unless otherwise determined by Chittenden, the members of the committee shall serve without compensation for services as such, but all expenses of the committee shall be borne by Chittenden. Neither Chittenden nor any member of the committee shall be liable for any loss or damage or depreciation which may result in connection with the execution of his duties or the exercise of his discretion or from any other act or omission hereunder, except when due to his negligence or willful misconduct.

All claims for benefits under this Plan shall be made in writing to the committee. The committee shall establish a procedure for resolving any dispute relating to a claim for benefits in accordance with requirements under the Employee Retirement Income Security Act of 1974, as amended, and regulations thereunder.

The members of the committee may authorize one or more of their number to execute or deliver any instrument, make any payment or perform any other act which the Plan authorizes or requires the committee to do.

Except to the extent otherwise required by applicable law, no credits made to the Accrued Benefit under this Plan shall be subject in any way to anticipation, alienation, sale, transfer, pledge, attachment or encumbrance of any kind; and any attempts to anticipate, alienate, sell, transfer, assign, pledge or otherwise encumber any such credit, whether presently or thereafter payable, shall be void. Nor shall any such credit be in any way liable for or subject to the debts or liabilities of any person entitled to the credit.

Chittenden or its successors and assigns may amend or terminate this Plan at any time at its discretion, provided, however, that all sums accrued under Paragraphs IV, V and VIII for the benefit of the Chief Executive Officer and not yet distributed immediately prior to the date of Plan amendment or termination shall remain due and payable in accordance with those Paragraphs and that the contributions to a funding arrangement that are required under Paragraph VIII, but have not yet been made shall remain due. Interest as defined in Paragraph V shall continue to accrue on the undistributed balance until full payment of the undistributed balance is made. Notwithstanding the foregoing, the Board may amend the Plan as it deems appropriate in order to comply with the final regulations to be issued under Section 409A and any other subsequent similar guidance.

The Board may authorize the committee to amend the plan with respect to administrative practices and procedures provided that any such amendment shall not increase Chittenden’s financial obligations hereunder.

This Plan shall not be deemed a contract of employment with the Chief Executive Officer, nor a guarantee of continued service with as the Chief Executive Officer, nor shall any provision hereof affect the right of Chittenden to terminate the Chief Executive Officer’s employment.

Chittenden’s sole obligation to the Chief Executive Officer and the named beneficiary shall be to make payment as provided hereunder. All payments shall be made from the general assets of Chittenden and the Chief Executive Officer shall not have any vested rights hereunder nor any right hereunder to any specific assets of Chittenden. However, in its sole discretion or pursuant to Article VIII, the committee may otherwise use creation of trust or other arrangements to meet Chittenden’s obligations to make payments hereunder.

If the Chief Executive Officer or the named beneficiary entitled to receive any benefits hereunder is a minor or is deemed by the committee or is adjudged to be legally incapable of giving valid receipt and discharge for such benefits, they will be paid to such person or institution as the committee may designate or to the duly appointed guardian. Such payment shall, to the extent made, be deemed a complete discharge of any such payment under the Plan.

Chittenden may withhold from any payments hereunder such amount as it may be required to withhold under applicable Federal, state, or other law, and transmit such withheld amounts to the appropriate taxing authority. Chittenden may also withhold FICA tax prior to payment of benefits to the extent allocations under Article IV are earned and vested, as required under Section 3121(v).

The captions contained in the Plan are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge, or describe the scope or intent of the Plan, nor in any way affect the construction of any provision of the plan.

IN WITNESS WHEREOF, this Supplemental Executive Retirement Plan has been adopted and approved by the Board of Directors of the Chittenden Corporation and is executed on behalf of the Chittenden Corporation this 15 day of November, 2006 by James C. Pizzagalli and Sarah Merritt, Senior Vice President and Human Resources Director.

CHITTENDEN CORPORATION

By:	/s/ James C. Pizzagalli

James C. Pizzagalli

By:	/s/ Sarah P. Merritt

Sarah P. Merritt
Senior Vice President
and Duly Authorized Agent

IN THE PRESENCE OF:

/s/ F. Sheldon Prentice

F. Sheldon Prentice, Sr. Vice President,
General Counsel & Secretary